We have audited the financial statements of Science Based Industries Campus Ltd ("the Company") as at 31 December 1998 and 1997 and the income statements, statements of changes in shareholders' equity and statements of cash flows for each of the three years in the period ended 31 December 1998. These financial statements are the responsibility of the Company's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including standards prescribed by the Auditors' (Mode of Performance) Regulations, 1973. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, either due to error or to intentional misrepresentation. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes examining the accounting principles used and significant estimates made by the Company's board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a fair basis for our opinion.

The above financial statements were prepared on the historical cost basis adjusted for changes in the general purchasing power of the Israeli currency according to pronouncements of the Institute of Certified Public Accountants in Israel. Condensed nominal data of the Company, on the basis of which its adjusted financial statements were prepared, are presented in Note 16.

In our opinion, based on our audits, the above financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 1998 and 1997, and the results of operations, the changes in shareholders' equity and cash flows for each of the three years in the period ended 31 December 1998. Also, in our opinion, the above financial statements were prepared in accordance with the Securities Regulations (Preparation of Annual Financial Statements), 1993.

Accounting principles generally accepted in Israel differ in certain respects from accounting principles generally accepted in the United States, mainly in respect of assets, net income and shareholders' equity. Adjustments between generally accepted accounting principles in Israel and the United States are presented in a schedule attached to these financial statements.

Bavly & Co.
Certified Public Accountants (Israel)

Jerusalem, 9 February 1999